EXHIBIT 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

Amendment to Employment Agreement dated November 5, 2007, as amended in December 17, 2008, between Pharma-Bio Serv, Inc., hereinafter ("Company") and Pedro J. Lasanta ("Executive").

WHEREAS, given the current global and local economic and industry forecasts for 2009, the Company is implementing various cost containment strategies to mitigate the current market downward volume trend, among others, adjust compensation packages of its management team.

NOW THEREFORE in exchange for the mutual promises and undertakings herein, the parties voluntarily agree as follows:

1.
Executive's compensation pursuant to paragraph 3(a) of that certain Employment Agreement dated November 5, 2007, as amended is hereby modified and amended so as to decrease Executive's annual salary, as of March 1, 2009, from $110,000 to $106,000 per annum. Salary shall be paid in such installments as the Company regularly pays its executive officers, but not less frequently than semi-monthly. Executive’s salary will be revised annually based upon performance evaluation following Company’s performance review process and subject to the financial situation of the Company.

2.	Executive's monthly car allowance of $500 pursuant to paragraph 3(b) (i) of that certain Employment Agreement dated November 5, 2007, as amended, is hereby eliminated effective March 1, 2009.

In all other respects the Employment Agreement dated November 5, 2007, as amended, shall remain in full force and effect and unaltered.

IN WITNESS WHEREOF, the parties have executed this Agreement in Dorado, Puerto Rico, this 11th day of March, 2009.

PHARMA-BIO SERV, INC.

By:/s/ Elizabeth Plaza
Name: Elizabeth Plaza
Title: President & CEO

EXECUTIVE:

/s/s Pedro J Lasanta
Name: Pedro J Lasanta
Title: Chief Financial Officer